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                                  PRESS RELEASE


Dolgeville, NY, March 31, 2000


Daniel Green Company (DAGR - Nasdaq) announced that effective May 1, 2000, the Company's headquarters and distribution operation currently located in Dolgeville, New York will relocate to, and consolidate with, the newly acquired operations located in Old Town, Maine.

Due to severe global competition, the Company ceased domestic manufacturing and transitioned to a fully sourced importer during 1999. At the same time, several acquisition opportunities were aggressively evaluated and pursued. This activity resulted in acquiring certain assets of one of the Company's largest competitors, L.B. Evans and Son on February 3, 2000. Sine 1804, L.B. Evans has been recognized as the industry leader for marketing quality men's slippers.

This week, the Company purchased all of the outstanding shares of Penobscot Shoe Company. Penobscot Shoe Company has been making women's footwear for over 60 years and is based in Old Town, Maine. The Company expects to benefit from the experience and expertise that Penobscot has acquired during the past five years, as they transitioned successfully from a domestic manufacturing company to a fully sourced imported one.

Since a significantly more modern distribution facility, with excess capacity, came with the Penobscot acquisition, it was recently decided that relocating to Maine would provide the most efficient and effective platform for optimizing the synergies from the three businesses.

The Daniel Green employees affected by the shutdown were told about the change at a meeting on March 31st. Most of the employees will be provided with a severance package based on length of service, while other employees are expected to accept positions at the new location. In addition, Daniel Green's Personnel Director will be available to advise and assist employees in their search for other employment.

The Daniel Green Company was founded in 1882, and is known as the "Original Comfy Slipper Company." Today, the Company markets a broad range of brands and products throughout the world. With the recent merging activities, the Company's sales for the year 2000 are expected to be more than double that for the year 1999.

For additional information, please contact Greg Tunney, President/COO at 315-429-3131 EXT. 288.